EXHIBIT 99.(b)

[GRAPHIC OMITTED]
Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


Florida Power Corporation's Crystal River Nuclear Plant Update

ST. PETERSBURG, Florida, January 14, 1997 -- Florida Power Corporation's Crystal River Nuclear plant management met with the staff of the Nuclear Regulatory Commission (NRC) on January 9 to discuss the status of the restart plan with the special NRC panel and to review the company's progress on phase two of its Management Corrective Action Plan (MCAP).


                             CRITICAL RESTART ISSUES

On September 2, 1996, Florida Power shut down the nuclear plant because of an oil pressure problem with its new turbine. When repairs for the oil pressure problem were completed in October 1996, Florida Power decided to keep the plant down to address several design basis issues.

The two primary design basis issues related to the safety margins of the plant's emergency feedwater pump system and an emergency diesel generator under hypothetical accident conditions. Florida Power's nuclear engineers determined that safety margins under a certain scenario were inadequate for the two feedwater pumps that share a common water suction line and that the load demand for one of the plant's two emergency diesel generators could exceed its 3,500 kw rating for 1.5 to 2 seconds.

In October 1996, Florida Power's nuclear management determined that the critical time issue to restarting the plant was correcting the emergency feedwater system problem. The corrective action is to modify the system by installing special equipment called cavitating venturis. The action plan for this matter is proceeding along as scheduled.

Upon further review and analysis of the diesel generator loading issue, Florida Power's nuclear engineers determined that resolution of this problem would extend the outage beyond the original restart date of February 28, 1997. It was also determined that a modification made during its last refueling outage which related to the diesel generator loading problem, should have been reviewed by the NRC. A pre-enforcement conference is scheduled for January 24, 1997, to address this violation.

Florida Power is assessing several options which address the diesel generator loading issue.

o Option 1 - Significantly upgrade and modify the diesel generator to achieve a higher capacity of 4,150 kw.



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o    Option 2 - Upgrade the diesel generator to increase the loading capability by 150 kw during the current outage and make the additional modifications in Option 1 or Option 3 during the plant's next refueling outage in 1999.

o Option 3 - Reduce the loading on the existing diesel generator by designing and installing a separate, diesel-driven emergency feedwater pump.

Florida Power will present these options along with its restart plan to the NRC by the end of February. The company intends to concurrently pursue all three options.

In option one, Florida Power will ask the manufacturer of the diesel generator to develop and certify modifications to the generator that would increase the maximum loading to a rating of 4,150 kw. Preliminary discussions with the manufacturer indicate a high degree of confidence that the rating can be successfully increased due to their experience testing similar diesel engines. By the end of April 1997, the manufacturer expects to complete all of the necessary tests to validate this approach. The company expects that this option can be completed during the fourth quarter of 1997.

The second option involves modifying the diesel generator to increase its loading capacity by 150 kw thus improving the safety margin related to its design basis scenario requirements. Completion of this work would allow the unit to be returned to service by the end of the second quarter 1997. Then Florida Power would complete the more extensive modifications needed under options one or three during its next refueling outage in 1999.

Florida Power's nuclear plant management is confident that its plan to have the generator upgraded will be successful. However, in the event the manufacturer is unable to certify the higher rating, the third option is being evaluated. This alternative calls for designing, building and installing a diesel-driven emergency feedwater pump. Adding this separate pump will reduce the load to the problem diesel generator. Due to the lead times to complete the activities in this option, the nuclear plant would not restart before the middle of 1998.


                          RESTARTING THE NUCLEAR PLANT

Florida Power plans to file its formal restart plan with the NRC by the end of February. The plan will include restart items identified by Florida Power and the NRC. Florida Power also expects to file several license amendments to address certain restart issues. Before a final restart date can be set, the NRC must review Florida Power's list of restart issues and concur with proposed actions to resolve those issues. Resolution of the diesel generator loading problem is one of two critical issues which impact the restart date.

The other critical issue is "the extent of condition". This means that Florida Power must satisfy the restart panel that all of our safety systems are operating within their design basis, notwithstanding modifications made to the plant since going on line.


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
Like all nuclear plants, Florida Power has made numerous modifications to its safety systems over the years to improve the plant's reliability and safety. The company's current plan is to review an adequate sample of prior modifications to determine if there are other design basis issues that must be addressed prior to restart.


                 FINANCIAL IMPACT FROM THE NUCLEAR PLANT OUTAGE

Nuclear O&M costs could be about $10 million to $15 million higher in 1997 than 1996. From a financial viewpoint, Florida Power does not expect the nuclear plant outage to adversely impact earnings or lead to a change in dividend policy or dividend growth.


                  UPDATE ON MANAGEMENT'S CORRECTIVE ACTION PLAN

Florida Power's MCAP plan, which was initially developed in 1995, was in response to several assessments made by Florida Power, NRC staff and outside teams of experienced nuclear professionals. Last week's update to the NRC staff covered management oversight, engineering, operations and regulatory compliance. The NRC staff noted the significant effort being made by Florida Power to improve these areas. A summary of the key achievements is included on Schedule 1.


                             COMPANY CONFERENCE CALL

Florida Progress plans to conduct a conference call with the financial community at 10 am EST on Wednesday, January 15 to further discuss the issues pertaining to the nuclear plant. The access number is (719)448-2000.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this report contains forward looking statements, including statements regarding the timing of expected restart of the nuclear plant, and the impact of the shutdown of the nuclear plant on earnings and dividend policy. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expected. Pertinent risk factors include actions by the NRC restart panel and the Florida Public Service Commission, changes from expectations in actual engineering or other activities at the nuclear plant, and other risks described in the Company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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
                                   Schedule 1
                   Florida Power's Crystal River Nuclear Plant
                  Update on Management's Corrective Action Plan


Management Oversight

      o     Improvements made in self-assessment processes.

      o Several management changes have been made mostly with new hires from outside Florida Power to bring new ideas and objectivity.

      o New corrective action plan developed with assistance from Failure Prevention International Inc., a widely respected root cause analysis and accident prevention consulting firm.

Engineering Performance

      o Hired a new director of engineering. Also hired two former nuclear plant senior executives to strengthen management oversight of the off-site safety review committee. All three come from other nuclear facilities and bring extensive nuclear engineering experience.

      o Continued improving the process of applying 10 CFR 50.59 reviews. These reviews are required when changes, tests or experiments are performed at the plant.

      o Establishing a special group to review all 10 CFR 50.59 reports to ensure proper compliance.

Operating Performance

      o Made further changes to training programs to produce more highly qualified plant operators.

      o Documented effectiveness of efforts to improve self-disclosure of problems. Evidence shows improvement in the areas of self-assessment and self-disclosure.

Regulatory Compliance

      o Conducted an extensive self-assessment of our licensing organization and evaluated organizational changes to further improve the regulatory compliance throughout the plant.

      o Continue to improve the organization's understanding of regulatory requirements. Seventy-five percent of all managers have attended training classes on the regulatory process, with the remaining expected to attend in 1997.

      o New 10 CFR 50.59 compliance procedure has been developed for the site support department.